Exhibit 99.1

CORRECTING and REPLACING Quotient Reports First Quarter Fiscal 2015 Financial Results

JERSEY, Channel Islands, Aug. 4, 2014 (GLOBE NEWSWIRE) — A reference to the second quarter of fiscal 2014 was made in error, appearing in the fifth bullet under the section MosaiQ(TM) - Key Highlights. The corrected bullet follows.

•	Completed the design phase for conversion of the Eysins facility, with construction work expected to commence in the second quarter of fiscal 2015 (instead of fiscal 2014)

The corrected release reads:

Quotient Reports First Quarter Fiscal 2015 Financial Results

JERSEY, Channel Islands, August 4, 2014 — Quotient Limited (“Quotient”) (NASDAQ:QTNT), a commercial-stage diagnostics company, today reported financial results for its fiscal first quarter ended June 30, 2014.

Financial highlights of the first quarter of fiscal 2015 include:

•	Total revenue of $5.9 million, including $650,000 of product development fees

•	Product sales of $5.3 million – a 35% year-over-year increase

•	71% of Product sales from standing purchase orders

•	Gross profit of $3.5 million, representing a 58.6 % gross margin

•	Gross profit on Product Sales of $2.8 million – a 52% year-over-year increase.

Key revenue and profit results are summarized below (in thousands):

	3 Months Ended June 30,
	2014	2013
Revenue:
Product sales – OEM Customers	$3,806	$2,752
Product sales – direct customers and distributors	1,461	1,155
Other revenue	650	2,768

Total revenue	$5,917	$6,675

Product sales from standing purchase orders (%)	71%	74%

Gross profit	$3,466	$4,620
Gross profit as a % of total revenue	58.6%	69.2%
Gross margin on product sales (%)	53.5%	47.4%

Operating income (loss)	$(4,406)	$503

MosaiQ™ - Key Highlights

•	Commercial scale-up of MosaiQ™ on schedule for all key elements – assay development, consumable manufacturing and instrument development

•	Assay development (i.e., cell line selection, formulation and manufacturing development) continues to progress to plan. Technical feasibility now established for the initial two MosaiQ™ disease screening assays – Cytomegalovirus (or CMV) and Syphilis

•	Ordered all major components of the consumable manufacturing system, with the design of custom equipment “locked” or near completion. Delivery of the initial components is expected to commence early in the third quarter of 2014. All components of the first manufacturing system for MosaiQ™ consumables are expected to be delivered by the first quarter of fiscal 2016, with system validation expected to be completed by the second quarter of fiscal 2016

•	Completed the detailed design requirements for the MosaiQ™ instrument during the first quarter of fiscal 2015. Detailed design work is now underway and final risk-mitigation steps, utilizing “breadboard” modules for key instrument functions, are well advanced. Delivery of the initial final prototype MosaiQ™ instruments remains on plan for the third quarter of fiscal 2015

•	Completed the design phase for conversion of the Eysins facility, with construction work expected to commence in the second quarter of fiscal 2015

•	Commenced formal process to identify and select a partner to commercialize MosaiQ™ in the patient testing market worldwide, while continuing to progress discussions already underway.

“We started fiscal 2015 strongly. Our conventional reagent business delivered excellent financial performance in the quarter, with record revenue and gross profit from Product sales,” said Chairman and Chief Executive Officer, Paul Cowan. “In addition, we continue to make strong progress on the commercial scale-up of MosaiQ™. Establishment of technical feasibility for the CMV and Syphilis assays represents a major achievement for the planned disease screening consumable. We are also pleased with the progress made on development of the MosaiQ™ instrument, as well as the design and build of the manufacturing system for MosaiQ™ consumables.”

First quarter of fiscal 2015 business highlights include:

We completed our initial public offering on April 30, 2014, raising $34.3 million of net proceeds after underwriting discounts and expenses.

Total revenue in the first quarter of fiscal 2015 (“1QFY15”) was $5.9 million, compared with $6.7 million in the first quarter of fiscal 2014 (“1QFY14”). Quotient recognized $650,000 of product development fees in 1QFY15 and $2.8 million in 1QFY14. Product sales in 1QFY15 were $5.3 million, an increase of 35% from $3.9 million in 1QFY14. This increase reflected higher sales volumes and the timing of extra shipments of certain red blood cell products in the quarter. These extra shipments occurred in the second quarter of fiscal 2014.

Gross profit on Total revenue was $3.5 million in 1QFY15, compared with $4.6 million in 1QFY14, reflecting the impact of lower product development fees in the quarter. Gross margin on Product sales was 53.5% in 1QFY15, compared with 47.4 % in 1QFY14. This increase was attributable to improved product sales mix and increased production capacity utilization.

Research and development expense was $3.7 million in 1QFY15, compared with $1.6 million in 1QFY14, reflecting increased investment in MosaiQ™ following the establishment of technical feasibility in the first half of fiscal 2014.

Sales and marketing expense was $0.7 million in 1QFY15, compared with $0.6 million in 1QFY14, largely reflecting commissions on higher Product sales.

General and administrative expense was $3.5 million in 1QFY15, compared with $1.9 million in 1QFY14. The increase in general and administrative expense reflects higher personnel-related costs (including the impact of recent management additions), increased facility rental charges and higher corporate costs (including costs related to our transition to a public company).

Net other income was $1.8 million in 1QFY15, compared with net other expense of $0.1 million in 1QFY14. Net other income in 1QFY15 comprised a $3.6 million unrealized gain related to the change in fair value of warrants issued as part of our initial public offering, offset by interest expense of $0.5 million, IPO fees of $0.6 million, a legal settlement of $0.4 million and $0.2 million of foreign exchange losses. Other expense in 1QFY14 included interest expense and foreign exchange losses.

Net loss attributable to ordinary shareholders for 1QFY15 was $2.6 million, or a loss of $0.20 per ordinary share (basic and diluted), compared with a net gain of $0.4 million, or a gain of $1.67 per ordinary share (basic) and $0.04 per ordinary share (diluted) in 1QFY14.

Quotient ended 1QFY15 with $32.0 million in cash and equivalents. Capital expenditure in 1QFY15 totaled $4.9 million, compared with $39,000 in 1QFY14. This reflected increased investment year-over-year in the manufacturing facility for MosaiQ™ consumables.

Quotient’s outlook for the fiscal year ending March 31, 2015 includes:

•	Total revenue in the range of $19.4 to $20.4 million, including Other revenue (product development fees) of $0.7 million

•	Product sales of $18.7 to $19.7 million, an increase of 10% to 16% compared with fiscal 2014

•	Operating loss in the range of $30 to $33 million

•	Product sales in the second quarter within the range of $4.3 to $4.8 million compared with $4.5 million for the second quarter of fiscal 2014.

The above excludes the impact of unrealized gains or losses associated with any change in the fair market value of warrants issued as part of our initial public offering.

Our quarterly Product sales can fluctuate depending upon the shipment cycles for our red blood cell products, which account for approximately two-thirds of our current product sales. For these products, we typically experience 13 shipment cycles per year, equating to three shipments of each product per quarter, except for one quarter per year when four shipments occur. The timing of shipment of bulk antisera products to our OEM customers may also move revenues from quarter to quarter. We also experience some seasonality in demand around holiday periods in both Europe and the United States. As a result of these factors, we expect to continue to see seasonality and quarter-to-quarter variations in our product sales. The timing of product development fees included in Other revenues is mostly dependent upon the achievement of pre-negotiated project and milestones.

Conference Call

Quotient will host a conference call on Tuesday, August 5th at 8:30 a.m. Eastern Time to discuss its fiscal 2015 first quarter financial results. Participants may access the call by dialing 1-877-407-9039 in the U.S. or 1-201-689-8470 outside the U.S.

The call will be webcast live on Quotient’s website at www.quotientbd.com. A replay of this conference call will be available through August 12th by dialing 1-877-870-5176 in the U.S. or 1-858-384-5517 outside the U.S. The replay access code is 13587223.

About Quotient Limited

Quotient is an established, commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the development and commercialization of innovative tests, currently focused on blood grouping and serological disease screening. Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by any commercially available transfusion diagnostic instrument platform. The company’s operations are based in Edinburgh, Scotland; Newtown, Pennsylvania; and Eysins, Switzerland.

CONTACT: Stephen Unger, Chief Financial Officer – stephen.unger@quotientbd.com; (212) 228-7572

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQTM and other new products and current estimates of fiscal 2015 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

Quotient Limited

Condensed Consolidated Statements Of Comprehensive Loss

(in thousands, except per share amounts)

(unaudited)

	3 Months Ended June 30,
	2014	2013
Revenue:
Product sales	$5,267	$3,907
Other revenues	650	2,768

Total revenue	5,917	6,675
Cost of product revenue	2,451	2,055

Gross profit	3,466	4,620
Operating expenses:
Sales & Marketing	697	620
Research and development, net	3,685	1,618
General and administrative	3,490	1,879

Total operating expenses	7,872	4,117

Operating loss	(4,406)	503
Other income (expense):
Interest expense, net	(534)	(77)
Other income (expense), net	2,324	(31)

Total other income (expense)	1,790	(108)

Net loss attributable to common stockholders	$(2,616)	$395

Net loss per ordinary share, basic	$(0.20)	$1.67

Net loss per ordinary share, diluted	$(0.20)	$0.04

Weighted-average ordinary shares, basic	12,838,085	237,233
Weighted-average ordinary shares, diluted	12,838,085	9,408,823

Quotient Limited

Condensed Consolidated Balance Sheets

(in Thousands)

(Unaudited)

	June 30, 2014	March 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$31,977	$7,192
Trade accounts receivable, net	3,229	2,439
Inventories	4,640	4,557
Prepaid expenses and other current assets	3,383	5,200

Total current assets	43,229	19,388
Property and equipment, net	13,530	8,556
Intangible assets, net	965	967
Other non-current assets	756	897

Total assets	$58,480	$29,808

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRENCE SHARES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$6,949	$5,343
Accrued compensation and benefits	1,939	2,014
Accrued expenses and other current liabilities	2,931	4,453
Warrant liability	4,950	421
Lease incentive, current portion	476	485
Capital lease, current portion	235	183

Total current liabilities	17,480	12,899
Long-term debt	15,154	15,105
Lease incentive, less current portion	2,263	2,423
Capital lease obligation, less current portion	193	154

Total liabilities	35,090	30,581
Redeemable convertible preference shares	—	30,763
Total stockholders’ equity	23,390	(31,536)

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ deficit	$58,480	$29,808